 EXHIBIT 99.1

NEWS RELEASE

CONTACT: Michael Budnitsky

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION ANNOUNCES

PASSING OF ITS EXECUTIVE VICE PRESIDENT

Calabasas, CA, July 3, 2017 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today that its Executive Vice President and Director, Lester A. Aaron, passed away this weekend. Cary L. Cheldin, the Company’s Chairman, President and CEO, has been handling Mr. Aaron’s responsibilities since the start of Mr. Aaron’s medical leave. The Company’s Board of Directors will select a replacement for Mr. Aaron’s director position in due course.

“We are deeply saddened by Les’ passing and, on behalf of the entire Unico American team, we extend our deepest condolences to his family and friends,” said Mr. Cheldin. “Les’ service over the past four decades significantly contributed to Unico’s success. We will greatly miss him and his involvement.”

Headquartered in Calabasas, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit Crusader’s website at www.crusaderinsurance.com.